Exhibit 5.1

Craig Miller

Executive Vice President

and General Counsel

3001 112th Ave NE, Suite 200

Bellevue, WA 98004

T: 425-576-4322

craig.miller@bannerbank.com

August 28, 2019

Banner Corporation

10 South First Avenue

Walla Walla, WA 99362

RE:	Registration Statement on Form S-4 Relating to the Agreement and Plan of Merger, dated as of July 24, 2019, between Banner Corporation and AltaPacific Bancorp

Ladies and Gentlemen:

I am Executive Vice President and General Counsel for Banner Corporation, a Washington corporation (the “Corporation”). My opinion has been requested with respect to the Registration Statement on Form S-4 (the “Registration Statement”) being filed in connection with the 1,684,690 shares of the Corporation’s common stock, par value $0.01 per share (the “Shares”), which are proposed to be offered and sold pursuant to the Agreement and Plan of Merger, dated as of July 24, 2019, between the Corporation and AltaPacific Bancorp (the “Merger Agreement”). The Corporation is filing the Registration Statement with the Securities and Exchange Commission with respect to the Shares. This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued in accordance with the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable. This opinion is limited to the laws of the State of Washington, and no opinion is expressed as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

Banner Corporation

August 28, 2019

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

Craig Miller
Executive Vice President | General Counsel
Banner Bank

CM:ks